                                                                     Exhibit 2.2
                                                                     -----------








                    INFORMATION TECHNOLOGY SERVICES AGREEMENT



                                  by and among



                               PRIMARK CORPORATION


                                   TASC, INC.



                                       and



                             LITTON INDUSTRIES, INC.

                          Dated as of __________, 1997
                    INFORMATION TECHNOLOGY SERVICES AGREEMENT
                    -----------------------------------------

         INFORMATION TECHNOLOGY SERVICES AGREEMENT dated _____, 1997 (the "IT Services Agreement") by and among Primark Corporation, a Michigan corporation ("Primark"), TASC, Inc., a Massachusetts corporation ("TASC") and Litton Industries, Inc., a Delaware corporation ("Buyer").

         WHEREAS, Primark and Buyer have entered into a Stock Purchase Agreement dated as of __________ ___, 1997 (the "Stock Purchase Agreement"), pursuant to which Buyer will purchase, among other things, all of the outstanding capital stock of TASC, a wholly-owned indirect subsidiary of Primark (the "Stock Purchase"); and

         WHEREAS, prior to the Closing of the Stock Purchase, TASC has been providing certain information technology services (the "IT Services") to Primark and its subsidiaries ("Primark" as hereinafter used in this IT Services Agreement, means Primark, its direct and indirect subsidiaries, as listed on Attachment A and Primark Decision Economics, Inc., a Massachusetts corporation in which Primark owns a minority interest); and

         WHEREAS, both Primark and Buyer desire that TASC continue to supply IT Services on a level of effort basis to Primark subsequent to the Closing of the Stock Purchase; and

         WHEREAS, this IT Services Agreement shall commence immediately upon the closing of the Stock Purchase, unless said closing does not take place by April 30, 1998, in which event this IT Services Agreement shall be null and void;

         NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                                    ARTICLE I
                                    ---------

                              PROVISION OF SERVICES
                              ---------------------

         Section 1.1   Sale of IT Services. The IT Services defined in Section
                       -------------------
1.3 will be supplied by TASC to Primark on a timely basis either as indicated in
Section 1.2 or as requested by Primark from time to time, as the case may be. Primark will reimburse TASC for the cost of the IT Services in accordance with
ARTICLE II.

         Section 1.2   Information Technology Representative. TASC will
                       -------------------------------------
designate an Information Technology Representative ("ITR"), who shall be a senior employee of TASC with the principal responsibility for the planning, oversight and review of TASC's own information technology research and development, plans and capabilities. The ITR will be the principal point of contact between Primark and TASC regarding matters under this IT Services Agreement.

         Section 1.3   Definition of IT Services.  The IT Services to be
                       -------------------------
provided by TASC to Primark are as follows:

                  (a) The ITR will chair or serve as a member of the Primark Financial Information Team - Information Technology Committee ("FIT-IT"), as designated by Primark. The members of the FIT-IT will be designated by Primark. When serving as Chairman, the ITR will hold monthly meetings of the FIT-IT, either in person, teleconference or videoconference, establish the agenda, issue minutes and pursue necessary action items resulting therefrom. When serving as a member, but not as Chairman, the ITR will participate in monthly meetings of the FIT-IT and pursue such necessary action items resulting therefrom as may be relevant to the obligations of TASC herewith.

                  (b) The ITR, together with such members of his/her staff as the ITR considers appropriate, will have regular and on-going contact with FIT-IT members, visit the facilities of Primark and visit designated customer locations for the purpose of advising Primark on information technology issues (including, but not limited to, Year 2000 and Euro issues) related to computers, communications, networks, software, databases and similar information technology capabilities used in Primark's internal operations or in the delivery of products and services to Primark's customers. Such advice may be given orally, but will thereafter be confirmed in written presentations, memoranda and/or reports.

                  (c) The ITR will serve as an advisor to the Primark Financial Industry Team ("FIT") and attend monthly and special meetings of the FIT, as requested by the FIT Chairman, for the purpose of providing information technology advice on Primark's plans, programs and product developments projects. The ITR will make presentations on information technology to the FIT from time to time as the ITR considers appropriate and as requested by the FIT Chairman and, when serving as Chairman of the FIT-IT, make monthly reports on the activities of the FIT-IT to the FIT, TASC and Primark management.

                  (d) The ITR will participate in the annual review of Primark's Five-Year Plan and Annual Budget, together with quarterly updates thereto, providing advice on information technology matters affecting such plans and budgets.

                  (e) The ITR, with the assistance and participation of the members of the FIT-IT, will prepare an annual Information Technology Plan ("IT Plan") for Primark, in such form and detail as the ITR and FIT Chairman shall mutually determine; covering information technology issues and projects relevant to both the Five-Year Plan and Annual Budget described in Paragraph (d) of this Section 1.3. The IT Plan will be prepared on the same cycle as Primark's Five-Year Plan and Annual Budget.

                  (f) The ITR will, as requested from time to time, provide special briefings to Primark senior management and the Primark Board of Directors.

                  (g) TASC, through the ITR and/or members of the ITR's staff, will have responsibility for the design and operation of the Primark Telecommunications Network ("PTN"), including network architecture, procurement and operation, to the extent mutually agreed upon between TASC and Primark. This will involve assisting Primark in determining the nature and extent of telecommunications requirements, designing networks and related capabilities that will, as a goal, enable Primark to provide high quality state-of-the-art telecommunications services at the lowest cost internally and to its customers, drafting requests for proposals, assisting in procurement negotiations and actual operation of portions of Primark's telecommunications networks. All contracts for telecommunications services will be executed by Primark and payments for services will be made directly by Primark.

                  (h) The ITR, and/or members of the technical staff of TASC, will participate in special Primark projects from time to time as requested by Primark and agreed by TASC. Such projects may include performing due diligence on acquisition candidates, evaluating new product development proposals, resolving information technology problems for Primark customers and similar projects, provided that in case of an actual, perceived or potential conflict of interest, TASC may decline participation in such projects.

                  (i) Primark may request TASC to undertake information technology projects on Primark's behalf, or to participate as team members in such information technology projects undertaken by Primark. Such projects could include, but are not limited to, information technology surveys and assessments, research and development on new technology capabilities and the planning, development and/or testing of new Primark information products and internal information technology capabilities, provided that in case of an actual, perceived or potential conflict of interest, TASC may decline participation in such projects.
                                   ARTICLE II
                                   ----------

                              PAYMENTS FOR SERVICES
                              ---------------------

         Section 2.1   Annual Retainer. For the services described in Section
                       ---------------
1.3 (a), (b), (c), (d), (e) and (f), Primark will pay TASC an annual retainer of $100,000, paid quarterly in advance commencing on the first day of the month immediately following the Closing of the Stock Purchase. The annual retainer shall compensate TASC for the availability of the ITR not to exceed 480 hours
                                                                    ---
per year and for the availability of members of his/her staff not to exceed 240
                                                                            ---
hours per year. Efforts of the ITR or members of his/her staff in excess of the hours stipulated above shall be paid by Primark at a rate or rates agreed upon by the parties. Primark will also make incentive payments of up to $8,500 at the end of each quarter during the term of this IT Services Agreement and an additional amount up to $45,000 at the end of each twelve month period following the execution of this IT Services Agreement, with such payments to be determined in the sole discretion of Primark reflecting Primark's judgment on the quality of the IT Services received. Primark will also reimburse TASC for out-of-pocket expenses, such as travel and reproduction expenses, at cost, including applicable overhead, monthly in arrears. The quarterly retainer and out-of-pocket expenses will be paid within thirty (30) days after the receipt of invoices by Primark from TASC. Monthly out-of-pocket expenses may not exceed $5,000 in any month without prior approval by Primark.

         Section 2.2   Telecommunications Services. For the telecommunications
                       ---------------------------
services described in Section 1.3 (g), Primark will reimburse TASC at hourly rates mutually agreed in advance. Out-of-pocket costs, including any external vendor charges, will be reimbursed at cost, including such overhead as may be required to be charged by applicable government regulation. A part of the IT Plan described in Section 1.3 (e) will include a Telecommunications Cost Annex, estimating the telecommunications costs for Primark's Five-Year Plan and Annual Budget. Upon Primark's approval of the telecommunications cost estimate for the Annual Budget, TASC may begin incurring such costs. The telecommunications cost estimate for the Annual Budget will be updated quarterly. Any expenditure by TASC on Primark's behalf in excess of 5% above the approved telecommunications cost estimate will require prior approval by Primark. Payments for telecommunications services will be made monthly in arrears, within thirty (30) days of receipt of invoices.

         Section 2.3   Other Services. For the services described in Sections
                       --------------
1.3 (h) and (i), relating to special projects, upon request by Primark, TASC will submit a proposal covering the scope of work, milestones, schedule, deliverables, personnel assigned and costs. TASC may commence work on special projects upon receipt of approval from Primark. Primark will reimburse TASC for these other services, at hourly rates mutually agreed by the parties. Out-of-pocket costs will be reimbursed based on costs incurred, including applicable overhead. Payments for other services will be made monthly in arrears, within thirty (30) days of receipt of invoices.

         Section 2.4   Overhead. For the purposes of this Article II, overhead
                       --------
means the overhead and general and administrative expenses (G&A) charges on cost-based contracts performed for the U.S. Government during similar time periods, calculated and applied in the same manner.


                                  ARTICLE III
                                  -----------

                                 TERMINATIONS
                                 ------------

         Section 3.1   Normal Termination Date. This IT Services Agreement
                       -----------------------
terminates three years from the date of the Closing (as defined in the Stock Purchase Agreement). However, notwithstanding anything herein to the contrary, the telecommunications services described in Section 1.3 (g) hereof may be terminated separately at any time upon ninety (90) calendar days advance notice to TASC.

         Section 3.2   Special  Termination.  After the first  anniversary of
                       --------------------
this IT Services Agreement, Primark may terminate this Service Agreement at any time upon ninety (90) calendar days advance notice to TASC.


                                   ARTICLE IV
                                   ----------

                          INTELLECTUAL PROPERTY RIGHTS
                          ----------------------------

         Section 4.1   Work to be Performed and IT Services to be Rendered.
                       ---------------------------------------------------

                 (a) For purposes of this IT Services Agreement "Work Product" shall mean all data, documentation, software and information, in whatever form, first produced or created by TASC in the performance of the work or the rendition of services under this IT Services Agreement and delivered to Primark as a deliverable hereunder including all proprietary rights therein including rights of patent, copyright, trademark, mask work and trade secret ("Intellectual Property Rights").

                 (b) During the term of this IT Services Agreement TASC shall render the services set forth in Section 1.3 above. All services to be rendered hereunder shall be under the general supervision of a designated Primark representative (the "Primark Representative").

                 (c) All services to be rendered and deliverables to be delivered hereunder shall be deemed accepted by the Primark Representative if not rejected within forty five (45) calendar days of submission to Primark. If the Primark Representative rejects the services and or deliverables required hereunder, Primark shall provide reasonably detailed information about the rejection and TASC shall promptly correct such services and/or deliverables and resubmit same to Primark for acceptance in accordance with the provisions of this paragraph (c).

                 (d) The services to be rendered hereunder shall be performed by TASC, but such services may be subcontracted or otherwise performed by third parties on behalf of TASC without the prior consent of Primark if, and only if, such subcontracting is a customary practice of TASC.

         Section 4.2   Ownership of Work Product. (a) TASC acknowledges and
                       -------------------------
agrees that Primark is to be the exclusive owner of the Work Product, including all Intellectual Property Rights therein, whether such Work Product is tangible or intangible and including works-in-progress, and whether such Work Product is created or reduced to practice by TASC alone or jointly with Primark's employees or agents. Without limiting the generality of the foregoing, all copyrightable works included in the Work Product shall be considered "works for hire" of Primark, and TASC expressly waives any right of attribution, droit morale or
                                                             ----- ------
similar rights therein.

           (b) In the event that title to any or all of the Work Product may not, by operation of law, vest in Primark or is found not to be a "work for hire" within the meaning of the Copyright Act, then TASC hereby conveys and irrevocably assigns to Primark, without further consideration, all its right, title and interest in all Work Product and all copies thereof, in whatever medium fixed or embodied, and in all written records, graphics, diagrams, notes, or reports relating thereto in TASC's possession or under its control.

           (c) TASC hereby represents, warrants, and covenants that any contributions of its own employees or subcontractors (to the extent Intellectual Property Rights are transferred by subcontractors) to the Work Product, including but not limited to, contributions of the FIT and his or her staff, are and shall be "works for hire" of TASC or shall be otherwise owned solely and exclusively by TASC upon delivery to Primark.

           (d) Except as otherwise agreed, to the extent that the delivery of Services by TASC involves the use of any pre-existing (as of the effective date of this IT Services Agreement) Intellectual Property Rights which are owned or controlled by TASC or TASC's subsidiaries (other than WSI), Primark is hereby granted a non-exclusive, perpetual, royalty-free, fully-paid up, worldwide right and license, with the right to sublicense or transfer the license for such Intellectual Property Rights to subsidiaries that remain Primark subsidiaries; provided, however, that Primark may use said Intellectual Property Rights solely
--------  -------
for its own use and that of its subsidiaries and may not sublicense or transfer such license to any third party including a parent or affiliate (other than a subsidiary). The license hereby granted to Primark shall survive the termination of this IT Services Agreement for whatever reason.

                                    ARTICLE V
                                    ---------

                                 CONFIDENTIALITY
                                 ---------------

         TASC shall not disclose, or use for the benefit of other than Primark, any and all written or tangible information marked "confidential," "proprietary" or with a similar legend disclosed to TASC as a result of this IT Services Agreement; provided, however, that TASC shall have no obligation hereunder for that portion of such information which is (i) disclosed by Primark to others without any restriction on use and disclosure, or (ii) approved for release by written consent of Primark, or (iii) available to the general public by lawful means, or (iv) if independently developed by or for TASC or rightfully received by TASC from a third party, unless any of such information was provided to TASC as a result of Primark's ownership of TASC.


                                   ARTICLE VI
                                   ----------

                              EMPLOYMENT PROVISIONS
                              ---------------------

               The parties acknowledge and agree that: (i) in furnishing the Services to Primark hereunder, TASC and its Affiliates are functioning as an independent contractor to Primark; and (ii) except as otherwise provided herein, TASC and any Affiliate are solely responsible for the payment of salary, employee benefits and all other compensation due to TASC and Affiliate personnel for rendering services, and for all applicable federal, state and local tax withholding with respect to compensation and benefits payable to them under this IT Services Agreement or otherwise; and (iii) TASC or any Affiliate personnel shall not participate in or be eligible to participate in any compensation or benefit plan or perquisite of Primark.

                                  ARTICLE VIII
                                  ------------

                            MISCELLANEOUS PROVISIONS
                            ------------------------

         Section 8.1   Definition. The term "Affiliate" as used in this IT
                       ----------
Services Agreement shall mean a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified person.

         Section 8.2   Amendment and Modification. This IT Services Agreement
                       --------------------------
may be amended, modified or supplemented at any time by the parties hereto, pursuant to an instrument in writing signed by all parties.

         Section 8.3   Entire Agreement; Assignment. This IT Services Agreement
                       ----------------------------
(a) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof and (b) shall not be assigned, by operation of law or otherwise, by a party hereto, without the prior written consent of the other parties.

         Section 8.4   Severability. The invalidity or unenforceability of any
                       ------------
term or provision of this IT Services Agreement in any situation or jurisdiction shall not affect the validity or enforceability of the other terms or provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction and the remaining terms and provisions shall remain in full force and effect, unless doing so would result in an interpretation of this IT Services Agreement which is manifestly unjust.

         Section 8.5   Notices. Unless otherwise provided herein, all notices
                       -------
and other communications hereunder shall be in writing and may be given by any of the following methods: (a) personal delivery; (b) facsimile transmission; (c) registered or certified mail, postage prepaid, return receipt requested; or (d) overnight delivery service. Such notices and communications shall be sent to the appropriate party at its address or facsimile number given below or at such other address or facsimile number for such party as shall be specified by notice given hereunder (and shall be deemed given upon receipt by such party or upon actual delivery to the appropriate address or, in case of a facsimile transmission, upon transmission thereof by the sender and issuance by the transmitting machine of a confirmation slip that the number of pages constituting the notice have been transmitted without error. In the case of notices sent by facsimile transmission, the sender shall contemporaneously mail a copy of the notice to the addressee at the address provided for above, provided however, that such mailing shall in no way
                            -------- -------
alter the time at which the facsimile notice is deemed received):

                    if to Primark, to
                              Primark Corporation
                              1000 Winter Street
                              Suite 4300N
                              Waltham, Massachusetts 02154
                              Telecopy:  (617) 890-6129
                              Attention: Joseph E. Kasputys, Chairman,
                                         President and Chief Executive Officer

                    with a copy to
                              Primark Corporation
                              1000 Winter Street
                              Suite 4300N
                              Waltham, Massachusetts 02154
                              Telecopy:  (617) 890-6129
                              Attention: Michael R. Kargula, Esq.
                                         Executive Vice President, General
                                         Counsel and Secretary

                    if to TASC, to
                              TASC, Inc.
                              55 Walkers Brook Drive
                              Reading, Massachusetts 01867
                              Telecopy:  (617)
                                               -----------------
                              Attention:
                                         -------------------------------

                    if to Litton Industries, Inc., to
                              Litton Industries, Inc.
                              21240 Burbank Blvd.
                              Woodland Hills, CA  91367
                              Telecopy:  (818) 598-5047
                              Attention: Alden Munson
                    with a copy to
                              Litton Industries, Inc.
                              21240 Burbank Blvd.
                              Woodland Hills, CA  91367
                              Telecopy:  (818) 598-2025
                              Attention: John E. Preston, Senior VP and
                                         General Counsel


         Section 8.6   Governing Law; Arbitration. This IT Services Agreement
                       --------------------------
shall be governed by, enforced under and construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to any choice or conflict of law provision or rule thereof. In the event any dispute or difference of any kind whatsoever shall arise between the parties in connection with or arising out of the validity or invalidity, construction, execution, meaning, operation or effect of this IT Services Agreement or breach thereof, the parties shall seek to resolve the same amicably through good faith negotiation. Failing resolution by such means the same shall be finally settled by binding arbitration in Boston, Massachusetts, under the Commercial Arbitration Rules of the American Arbitration Association governed by the substantive law of the Commonwealth of Massachusetts. The arbitration shall be before a panel of three arbitrators unless the parties agree in writing to arbitration before a single arbitrator. The prevailing party in any arbitration proceedings hereunder as determined by the arbitrator or in any legal proceedings or actions arising from or in connection with this IT Services Agreement shall be entitled to recover reasonable attorneys' fees and costs. Pending resolution of such dispute, TASC agrees to proceed diligently with the performance of this IT Services Agreement, unless otherwise directed by Primark.

         Section 8.7   Descriptive Headings. The descriptive headings herein are
                       --------------------
inserted for convenience of reference only and shall in no way be construed to define, limit, describe, explain, modify, amplify or add to the interpretation, construction or meaning of any provision of, or scope or intent of, this IT Services Agreement nor in any way affect this IT Services Agreement.

         Section 8.8   Counterparts. This IT Services Agreement may be executed
                       ------------
in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

         Section 8.9   Interpretation. In the event an ambiguity or question of
                       --------------
intent or interpretation arises, this IT Services Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this IT Services Agreement.

         Section 8.10  No Third Party Beneficiaries. This IT Services Agreement
                       ----------------------------
is solely for the benefit of Primark and its successors and permitted assigns, with respect to the obligations of TASC and Buyer under this IT Services Agreement, and for the benefit of Buyer and TASC, and their successors and permitted assigns, with respect to the obligations of Primark under this IT Services Agreement, and this IT Services Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim of liability or reimbursement, cause of action or other right.

         Section 8.11  No Waivers. Except as otherwise expressly provided
                       ----------
herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any party, and no course of dealing between the parties, shall constitute a waiver of any such right, power or remedy. No waiver by a party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver shall be valid unless in writing and signed by the party against whom such waiver is sought to be enforced.

         Section 8.12  No Solicitation/No Hire. During the period of performance
                       -----------------------
of this IT Services Agreement, and for two (2) years thereafter, neither party hereto shall, without the prior written consent of the other party, hire, solicit for hire or knowingly allow its employees to hire or solicit for hire any of those employees of the other party or its affiliates who are associated with the performance of this IT Services Agreement.

         Section 8.13  Warranties/Disclaimer. BUYER AND TASC ARE FURNISHING NO
                       ---------------------
WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. BUYER AND TASC SHALL NOT BE LIABLE FOR LOSS FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES OR FOR INJURY TO THIRD PARTIES.

         IN WITNESS WHEREOF, each of the undersigned has caused this IT Services Agreement to be duly signed as of the date first above written.

                                         PRIMARK CORPORATION


                                         By:
                                               ---------------------------------
                                               Name:
                                               Title:


                                         TASC, INC.


                                         By:
                                               ---------------------------------
                                               Name:
                                               Title:


                                         LITTON INDUSTRIES, INC.

                                         By:
                                               ---------------------------------
                                               Name:
                                               Title:

                                      16